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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.     )*

LiveWorld, Inc.
(Name of Issuer)
Common Stock
(Title of Class of Securities)
53838Q109
(CUSIP Number)
December 31, 2007
(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☐ Rule 13d-1(c)

     ☑ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Page 1 of 13 pages

CUSIP No.	53838Q109

1	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) Media Technology Equity Partners, LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	California

	5	SOLE VOTING POWER

NUMBER OF		3,063,626

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		3,063,626

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	3,063,626

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	9.9%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

CUSIP No.	53838Q109

1	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) Media Technology Entrepreneurs Fund II LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	California

	5	SOLE VOTING POWER

NUMBER OF		213,233

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		213,233

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	213,233

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.7%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

CUSIP No.	53838Q109

1	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) Thomson Management Growth Fund LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	California

	5	SOLE VOTING POWER

NUMBER OF		107,694

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		107,694

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	107,694

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.3%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

CUSIP No.	53838Q109

1	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) Presidio Group, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	California

	5	SOLE VOTING POWER

NUMBER OF		183,823

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		183,823

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	183,823

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO

CUSIP No.	53838Q109

1	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) The Weinman Family Trust dtd 9/25/08

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	California

	5	SOLE VOTING POWER

NUMBER OF		667,647

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		667,647

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	667,647

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	2.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO

CUSIP No.	53838Q109

1	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) MTEP Management, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

California

	5	SOLE VOTING POWER

NUMBER OF		3,384,553*

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		3,384,553*

WITH:	8	SHARED DISPOSITIVE POWER

0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,384,553*

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

10.7%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO
* Includes 3,063,626 shares held by Media Technology Equity Partners LP (“MTEP”), 213,233 shares held by Media Technology Entrepreneurs Fund II LP (“MTEF”) and 107,694 shares held by Thomson Management Growth Fund LP (“Thomson”). The Reporting Person is the general partner of MTEP, MTEF and Thomson.

CUSIP No.	53838Q109

1	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) Barry M. Weinman

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

	5	SOLE VOTING POWER

NUMBER OF		668,647*

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		3,384,553**

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		668,647*

WITH:	8	SHARED DISPOSITIVE POWER

3,384,553**

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

4,053,200* **

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

13.1%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN
* Includes 667,647 shares held by The Weinman Family Trust dtd 9/25/98, of which the reporting person is trustee.
** Includes 3,063,626 shares held by Media Technology Equity Partners LP (“MTEP”), 213,233 shares held by Media Technology Entrepreneurs Fund II LP (“MTEF”) and 107,694 shares held by Thomson Management Growth Fund LP (“Thomson”). The Reporting Person is a managing director of MTEP Management, LLC, the general partner of MTEP, MTEF and Thomson.

CUSIP No.	53838Q109

1	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) Robert R. Ackerman

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

	5	SOLE VOTING POWER

NUMBER OF		183,823*

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		3,384,553**

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		183,823*

WITH:	8	SHARED DISPOSITIVE POWER

3,384,553**

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,568,376* **

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

11.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN
* Shares are held by Presidio Group, LLC, of which the reporting person is the managing member.
** Includes 3,063,626 shares held by Media Technology Equity Partners LP (“MTEP”), 213,233 shares held by Media Technology Entrepreneurs Fund II LP (“MTEF”) and 107,694 shares held by Thomson Management Growth Fund LP (“Thomson”). The Reporting Person is a managing director of MTEP Management, LLC, the general partner of MTEP, MTEF and Thomson.

Item 1.
(a)	Name of Issuer
LiveWorld, Inc.
(b)	Address of Issuer’s Principal Executive Offices
40 Stevens Creek Blvd., Suite 101
San Jose, CA 95129

Item 2.
(a)	Name of Person Filing
Media Technology Equity Partners LP (“MTEP”)
Media Technology Entrepreneurs Fund II LP (“MTEF”)
Thomson Management Growth Fund LP (“Thomson”)
Presidio Group, LLC (“Presidio”)
The Weinman Family Trust dtd 9/25/98 (the “Trust”)
MTEP Management, LLC (“MTEP LLC”)
Barry M. Weinman
Robert R. Ackerman
(b)	Address of Principal Business Office or, if none, Residence
130 Lytton Avenue, Suite 210
Palo Alto, CA 94301
(c)	Citizenship

Entities:	MTEP — California
MTEF — California
Thomson — California
Presidio — California
Trust — California
MTEP LLC — California

Individuals:	Barry M. Weinman — United States
Robert R. Ackerman — United States
(d)	Title of Class of Securities
Common Stock
(e)	CUSIP Number
53838Q109

Item 3.	If this statement is filed pursuant to §§240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:
Not applicable

Item 4.	Ownership

	Media
	Technology	Media Technology	Thomson
	Equity Partners	Entrepreneurs Fund	Management	Presidio Group,
	LP	II LP	Growth Fund LP	LLC
(a) Beneficial Ownership	3,063,626	213,233	107,694	183,823
(b) Percentage of Class	9.9%	0.7%	0.3%	0.6%
(c) Sole Voting Power	3,063,626	213,233	107,694	183,823
Shared Voting Power	-0-	-0-	-0-	-0-
Sole Dispositive Power	3,063,626	213,233	107,694	183,823
Shared Dispositive Power	-0-	-0-	-0-	-0-

	The Weinman
	Family Trust dtd	MTEP			Robert R.
	9/25/98	Management, LLC	Barry M. Weinman		Ackerman(2)(3)
(a) Beneficial Ownership	667,647	3,384,553	4,053,200		3,568,376
(b) Percentage of Class	2.2%	10.7%	13.1%		11.6%
(c) Sole Voting Power	667,647	-0-	668,647	(1)	183,823	(3)
Shared Voting Power	-0-	3,384,553	3,384,553	(2)	3,384,553	(2)
Sole Dispositive Power	667,647	-0-	-0-		-0-
Shared Dispositive Power	-0-	3,384,553	3,384,553	(2)	3,384,553	(2)

(1)	Includes 667,647 shares held by the Trust, of which the reporting person is trustee.

(2)	Includes 3,063,626 shares held by MTEP, 213,233 shares held by MTEF and 107,694 shares held by Thomson. The Reporting Person is a managing director of MTEP LLC, the general partner of MTEP, MTEF and Thomson.

(3)	Shares are held by Presidio, of which the reporting person is the managing member.
Percentage of Class based on 30,862,811 issued and outstanding shares of Common Stock of the Issuer as reported in the Issuer’s Form 10-QSB filed on November 9, 2007.

Item 5.	Ownership of Five Percent or Less of a Class
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person
     Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.
     Not applicable.

Item 8.	Identification and Classification of Members of the Group
     Not applicable.

Item 9.	Notice of Dissolution of a Group
     Not applicable.

Item 10.	Certification
     Not applicable.

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
February 21, 2008

MEDIA TECHNOLOGY EQUITY PARTNERS LP		MEDIA TECHNOLOGY ENTREPRENEURS FUND II LP

By:	MTEP Management, LLC	By:	MTEP Management, LLC
	its general partner		its general partner

By:	/s/ Barry M. Weinman	By:	/s/ Barry M. Weinman

	Barry M. Weinman		Barry M. Weinman
	Managing Member		Managing Member

THOMSON MANAGEMENT GROWTH FUND LP		PRESIDIO GROUP, LLC

By:	MTEP Management, LLC
its general partner

		By:	/s/ Robert R. Ackerman

Robert R. Ackerman
Managing Member

By:	/s/ Barry M. Weinman

Barry M. Weinman Managing Member

THE WEINMAN FAMILY TRUST DTD 9/25/98		MTEP Management, LLC

By:	/s/ Barry M. Weinman	By:	/s/ Barry M. Weinman

	Barry M. Weinman		Barry M. Weinman
	Trustee		Managing Member

/s/ Barry M. Weinman

Barry Weinman

/s/ Robert R. Ackerman

Robert R. Ackerman
EXHIBITS

A:	Joint Filing Agreement

EXHIBIT A
JOINT FILING AGREEMENT
     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock of LiveWorld, Inc. and further agree that this agreement be included as an exhibit to such filing. Each party to the agreement expressly authorizes each other party to file on its behalf any and all amendments to such statement. Each party to this agreement agrees that this joint filing agreement may be signed in counterparts.
     In evidence whereof, the undersigned have caused this Agreement to be executed on their behalf this 21st day of February, 2008.

MEDIA TECHNOLOGY EQUITY PARTNERS LP		MEDIA TECHNOLOGY ENTREPRENEURS FUND II LP

By:	MTEP Management, LLC	By:	MTEP Management, LLC
	its general partner		its general partner

By:	/s/ Barry M. Weinman	By:	/s/ Barry M. Weinman

	Barry M. Weinman Managing Member		Barry M. Weinman Managing Member

THOMSON MANAGEMENT GROWTH FUND LP		PRESIDIO GROUP, LLC

By:	MTEP Management, LLC
its general partner

		By:	/s/ Robert R. Ackerman

Robert R. Ackerman
Managing Member

By:	/s/ Barry M. Weinman

Barry M. Weinman
Managing Member

THE WEINMAN FAMILY TRUST DTD 9/25/98		MTEP Management, LLC

By:	/s/ Barry M. Weinman	By:	/s/ Barry M. Weinman

	Barry M. Weinman		Barry M. Weinman
	Trustee		Managing Member

/s/ Barry M. Weinman

Barry Weinman

/s/ Robert R. Ackerman

Robert R. Ackerman